Exhibit 4.3

LAND COURT SYSTEM	REGULAR SYSTEM

AFI'ER RECORDATION, RETURN BY MAIT.... (  ) PICKUP (  )      Total No. of Pages: 28

Tax Map Key No. (3) 7-3-043-063

MORTGAGE, SECURITY AGREEMENT

AND FINANCING STATEMENT

MORTGAGOR:	CYANOTECH CORPORATION, a Nevada corporation, whose mailing address is 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740

MORTGAGEE:	FIRST FOUNDATION BANK, a California corporation, whose mailing address is 18101 Von Karman Avenue, Suite 750, Irvine, California 92612

PROPERTY:	73-860 Makako Bay Drive, Kailua-Kona, Hawaii 96740, more particularly described in the attached Exhibit "A"

BORROWER:	CYANOTECH CORPORATION, a Nevada corporation, and NUTREX HAWAII, INC., a Hawaii corporation

MORTGAGE, SECURITY AGREEMENT

AND FINANCING STATEMENT

KNOW ALL MEN BY THESE PRESENTS:

THAT on JUL 30 2015, CYANOTECH CORPORATION, a Nevada corporation, whose mailing address is 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, hereinafter called the "Mortgagor", in consideration of the sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) loaned by FIRST FOUNDATION BANK. a California corporation, whose mailing address is 18101 Von Karman Avenue, Suite 750, Irvine, California 92612, hereinafter called the "Mortgagee", and in order to secure the repayment thereof according to the terms of the Promissory Note executed concurrently herewith by Mortgagor and NUTREX HAWAII, INC., a Hawaii corporation, hereinafter individually and collectively called "Borrower" (hereinafter called the "Note"), including any extensions, modifications or renewals thereof, and also in order to secure the repayment of any and all other indebtedness now or hereafter owing by the Borrower to the Mortgagee, does hereby grant, bargain, sell, assign, convey and mortgage unto the Mortgagee, its successors and assigns, all of that certain property more particularly described in Exhibit "A" attached hereto and made a part hereof.

TOGETHER WITH all right, title and interest of the Mortgagor in and to all goods now owned or hereafter acquired which are or are to become fixtures on the premises described in Exhibit "A", and the improvements now on or hereafter placed on such premises, and all additions thereto, and all purchases and substitutions made to the improvements or fixtures located on the real property, and all rights, easements, tenements, privileges, hereditaments and appurtenances belonging or appertaining to the property, and the reversions, remainders, rents, issues, profits and proceeds thereof, and all of the estate, right, title and interest of the Mortgagor, both at law and in equity, therein and thereto, and TOGETHER, ALSO, WITH all other, further or additional title, estate or interest which may hereafter be acquired by the Mortgagor in and to the property described in Exhibit "A".

TOGETHER, ALSO, WITH all rights of the Mortgagor to assume or reject any executory contracts relating to said property under Title 11, United States Code, or any rules or regulations pertaining to bankruptcy or insolvency.

TO HAVE AND TO HOLD the said property unto the Mortgagee forever, as to all property owned by the Mortgagor in fee, and for the entire unexpired term as to all property held by the Mortgagor under a lease or term of years.

And the Mortgagor hereby covenants with the Mortgagee that the Mortgagor is the lawful owner of the fee or leasehold estate hereby mortgaged, the same being valid and in no way void or voidable, and is the owner absolutely of all personal property which may be hereby mortgaged; that the Mortgagor has good right and lawful authority to encumber or sell, assign and convey the same; that all rents, covenants, conditions and provisions in any lease or grant of easement or other interest herein mentioned which are to be paid, observed and performed by the Mortgagor have been paid, observed and performed up to the date hereof; that the property is free from all encumbrances excepting only such encumbrances, if any, as may be specifically described in Exhibit "A"; that the Mortgagor shall quietly enjoy and possess the same and that the Mortgagor will warrant and defend the same unto the Mortgagee against any and all lawful claims of all persons whomsoever, excepting only claims arising out of such encumbrances, if any, as may be specifically described.

Nevertheless this conveyance is intended as a Mortgage upon the property mortgaged to secure the payment of the amounts hereinabove mentioned, with interest thereon, and if the Mortgagor or Borrower shall pay all indebtedness hereby secured, of which indebtedness the records of the Mortgagee shall be prima facie evidence, and otherwise will and faithfully perform and observe all of the covenants, conditions and agreements herein contained and pay the cost of release hereof, and such release shall be properly executed by the Mortgagee, this Mortgage shall become void.

AND THE MORTGAGOR AND BORROWER, for the consideration aforesaid, hereby covenant and agree to and with the Mortgagee as follows:

(1) To pay unto the Mortgagee, without notice or demand being made upon it, all amounts that may be owing from time to time by Borrower to Mortgagee pursuant to the aforesaid Note, whether such be payments of principal or interest in lawful money of the United States of America;

(2) To permit no waste on said premises; to keep the mortgaged property in good condition and repair and restore and replace all improvements (now or hereafter on the premises) damaged or destroyed by any cause whatsoever; to comply with all laws, rules and regulations made by governmental authority and applicable thereto; to keep the same free from statutory liens of every kind; to observe and perform all obligations of Mortgagor with respect to tenants or occupants of the property; and to do or to permit or suffer to be done thereto nothing that may in any way impair or weaken the security hereby created;

(3) To pay before they become delinquent all lease rent or other charges payable by Mortgagor as to any leasehold covered by this Mortgage, and taxes and assessments of every type or nature that may be levied, assessed or imposed upon said property or any part thereof or any interest therein, or with respect to any indebtedness secured hereby, notwithstanding any law heretofore or hereafter enacted imposing payment of the whole or any  part thereof upon the Mortgagee. Mortgagor will upon request deposit the receipts therefor with the Mortgagee, and upon any breach of this covenant or the passage of any applicable law imposing payment of the whole or any part of any of the aforesaid taxes upon the Mortgagee and making this covenant legally inoperative or upon the rendering by any court of last resort of a decision that this covenant is legally inoperative, then, and in any such event, all indebtedness hereby secured, without any deduction, at the option of the Mortgagee, shall become immediately due and collectible notwithstanding anything to the contrary contained in this Mortgage, or in any note or other obligation secured hereby, or in any law hereafter enacted;

(4) To maintain or cause to be maintained commercially available general liability insurance and general property damage insurance with minimum coverage equal to $2,500,000.00-or the replacement value, whichever is less, against claims for personal injury or death or property damage suffered by others occurring upon, in or about any mortgaged property, or upon, in or about the adjoining streets and passageways thereof, and naming Mortgagee as an additional insured. All such insurance shall be in such amounts and form as may from time to time be required by the Mortgagee and shall contain an agreement by the insurer that the insurance will not be cancelled or changed without at least thirty (30) days' prior written notice to Mortgagee. All insurance provided for in this paragraph or elsewhere in this instrument shall be effected under valid and enforceable policies issued by insurance companies authorized to do business in the State of Hawaii;

(5) The Mortgagor will assist in the preparation of and execute from time to time, alone or with the Mortgagee, and authorize the filing and/or recording of any financing statements, mortgages or other instruments, and do such further acts as the Mortgagee may request to establish and maintain the lien hereof and the perfection of the security interests of the Mortgagee in the mortgaged property, including all renewals, additions, substitutions, improvements to the same, and the proceeds thereof, and otherwise to protect the same against rights and interests of third parties, and will pay all expenses, including reasonable attorneys' fees, incurred by the Mortgagee, whether in litigation or otherwise, to sustain the lien or priority of this Mortgage, or to protect or enforce any of the Mortgagee's rights hereunder, or for any title insurance policy covering the mortgaged property, all such sums to be paid on demand, together with interest thereon at the default rate then applicable under said Note, all of which shall be secured hereby and be a second lien on the property subject hereto;

(6) In the event that the mortgaged property has been encumbered by any lien or mortgage prior or senior to this Mortgage, or by any lease in which Mortgagor is the landlord or the tenant, the Mortgagor shall perform any obligation thereunder and pay any indebtedness secured by such lien or mortgage without default, shall observe and perform all of the terms, covenants or conditions of such lease, lien or mortgage, and shall keep the Mortgagee indemnified against all actions, proceedings, costs (including reasonable attorneys' fees), demands and damages which may be incurred by reason of failure to do so. The Mortgagor further covenants with the Mortgagee not to amend any such lease, lien or mortgage without prior written consent of the Mortgagee. Mortgagor will (a) promptly notify the Mortgagee in writing of any default by the Mortgagor in the performance or observance of any of the terms, covenants or conditions on the part of the Mortgagor to be performed or observed under any lease, or any lien or mortgage prior or senior to this Mortgage or of the occurrence of any event which, regardless of the lapse of time, would constitute a default under the same; (b) promptly notify the Mortgagee in writing of the giving of any notice under any such lease, lien or mortgage of the default of the Mortgagor thereunder in the performance or observance of any of the terms, covenants or conditions on the part of the Mortgagor to be performed or observed under said lease, lien, mortgage or obligation thereby secured and promptly cause a copy of each such notice to be delivered to the Mortgagee; (c) in case any proceeds of insurance upon the property subject to such lease, lien or mortgage or any part thereof, or the proceeds of any award for the taking...in eminent domain of the mortgaged property, or any part thereof, are deposited with any person other than the Mortgagee pursuant to the requirements of such lease, lien or mortgage, promptly notify the Mortgagee in writing of the name and address of the person with whom such proceeds have been deposited and the amount so deposited; (d) promptly, after the execution and delivery of this Mortgage, notify such lessor, lienor or mortgagee in writing of the execution and delivery hereof and of the name and address of the Mortgagee and deliver a copy of this Mortgage to such lessor, lienor or mortgagee; and (e) promptly notify the Mortgagee in writing of any request made by either party to such lease, lien or mortgage to the other party thereto for arbitration or appraisal proceedings pursuant to such lease, lien or mortgage, and of the institution of any arbitration or appraisal proceedings, and promptly deliver to the Mortgagee a copy of the determination of the arbitrators or appraisers in each such proceeding;

(7) Mortgagor shall keep all improvements now or hereafter on said real property and all personal property subject hereto insured against hazards of such type or types and in such amount or amounts and in such forms of insurance as may be from time to time required by the Mortgagee, including fire insurance, flood insurance and hurricane insurance. All such policies of insurance shall (i) be carried in the name of Mortgagee and the mortgagee under any senior mortgage on the property, (ii) contain a standard mortgagee clause, and (iii) provide that the proceeds on account of any loss shall be payable to Mortgagee (except as any senior mortgage otherwise requires). All such policies shall provide, inter alia, that the insurance shall not be cancelled without at least thirty (30) days' prior written notice to the Mortgagee or invalidated as to the interest of Mortgagee by any act or neglect of any person owning the property insured, or by any foreclosure or other proceedings, or by any change in the ownership of the insured properties, or by occupation for purposes more hazardous than permitted by such policy. All policies or true copies with certificates from the insurance companies that the same are in effect shall be deposited with Mortgagee. Upon Mortgagee's request and unless otherwise prohibited by law, Mortgagor shall promptly restore, replace or rebuild any part of the improvements now or hereafter constructed or placed on the mortgaged property which may be damaged or destroyed by any casualty whatsoever, and the Mortgagor shall make up any deficiency between the cost thereof and any insurance proceeds. All insurance proceeds received by or under the control of the Mortgagee on account of damage or destruction to any mortgaged property received by Mortgagee and all recoveries of any type by Mortgagee for design or construction defects or other damages that relate to any mortgaged property, less the cost, if any, incurred by Mortgagee with respect thereto, shall, unless the Mortgagor is in default under the terms of this Mortgage, be applied toward the payment of the cost of repairing, restoring or rebuilding the mortgaged property so damaged or destroyed according to the original plans and specifications, or such others as may be approved by the Mortgagee, on proof sufficient to the Mortgagee that the sum requested is justly required to reimburse Mortgagor or is justly due to the contractor, materialmen, laborers, engineers, architects or other persons rendering services or materials, that the amount of such proceeds remaining in the hands of Mortgagee will be sufficient on completion of the work to pay for the same in full, and that there has not been filed with respect to the mor_tgaged property any mechanics' or other lien. Upon the completion of the work and payment in full therefor, or upon any failure on the part of Mortgagor promptly to commence or continue the work, or if the Mortgagor is in default under any of the terms of this Mortgage, Mortgagee shall apply the amount of any such proceeds then or thereafter in the hands of Mortgagee to the payment of any indebtedness secured by this Mortgage, whether or not then due;

(8) Mortgagor shall not cause or allow the mortgaged property to become subject to any lien, mortgage or security interest of any type, other than the lien of this Mortgage and liens if any, described in the attached Exhibit "A". The Mortgagor shall furnish the Mortgagee with a copy of all leases hereafter entered into by Mortgagor as lessor promptly after their execution.

AND IT IS FURTHER AGREED AS FOLLOWS:

(A) That the Mortgagee shall have the right to enter and inspect the mortgaged property; that in the event of failure of the Mortgagor to pay, observe or perform any of the terms, covenants or conditions herein contained or contained in any lease, grant, prior or senior mortgage or other instrument referred to herein and on the part of the Mortgagor to be observed and performed, including, without limiting the generality of the foregoing, failure to keep the mortgaged property in good condition and repair, or to pay rent, taxes and assessments before the same become delinquent or any interest or penalty accrues thereon, or to effect said insurance and deliver the policy or policies aforesaid, or in the event there exists or shall arise at any time any claim, lien or encumbrance on said property or any part thereof, or in the event there shall exist or arise at any time during the continuance of this Mortgage any statutory lien on said property or any part thereof, the Mortgagee may, without notice or demand and without prejudice to any other right herein contained, perform such term, covenant or condition, including making such repairs as may seem advisable to the Mortgagee, the cost of which shall constitute an advance, or paying such rent, taxes and assessments or effecting such insurance or payment of such claim, lien, encumbrance or statutory lien. The sum or sums so advanced shall be immediately due and payable, regardless of the validity of such taxes, assessments insurance, claim, lien, encumbrance or statutory lien, and shall, with interest thereon at the default rate then applicable under said Note, from time to time of such advance, be secured hereby;

(B) If the mortgaged property or any part thereof shall be condemned, the Mortgagee may appear and defend any such suit and is hereby irrevocably authorized to collect all of the proceeds, which shall be consistent with the Mortgagor's condemnation rights and remedies under the Lease more particularly described in Exhibit "A" attached hereto, and Mortgagee may apply the proceeds upon any obligation secured hereby. All costs, expenses and attorneys' fees paid or incurred by the Mortgagee in the course of such proceedings shall constitute an advance hereunder.

Notwithstanding any taking by eminent domain, alteration of the grade of any street or other injury to or decrease in value of the mortgaged property by any public or quasi- public authority or corporation, the Mortgagor will continue to pay interest on the entire principal sum hereby secured until an award or payment from such authority or corporation shall have been actually received by the Mortgagee, and any reduction in the principal sum resulting from the application by the Mortgagee of such award or payment as hereinafter set forth shall be deemed to take effect only on the date of such receipt. Any such award or payment shall be applied in such proportions and priority as the Mortgagee, in the Mortgagee's sole discretion, may elect, to the payment of principal and interest on the Note, whether or not then due and payable, or any sums secured by this Mortgage, or to the payment to the Mortgagor, on such terms as the Mortgagee may specify, to be used for the sole purpose of altering, restoring or rebuilding any part of the mortgaged property which may have been altered, damaged or destroyed as a result of any such taking, alteration of grade or other injury to the mortgaged property. If, prior to the receipt by the Mortgagee of such award or payment, the mortgaged property shall have been sold on foreclosure of this Mortgage, the Mortgagee shall have the right to receive such award or payment to the extent of the mortgage debt remaining unsatisfied after such sale of the mortgaged property, with legal interest thereon and reasonable attorneys' fees, costs and disbursements incurred by the Mortgagee in connection with the collection of such award or payment. Should all or any part of the mortgaged property be taken by eminent domain, the Mortgagor hereby assigns to the Mortgagee, and forthwith upon payment thereof will cause to be deposited with the Mortgagee, the award for any mortgaged property so taken.

(C) In the Event of Default as defined in the Term Loan Agreement of even date herewith or in the event of default in the repayment of amounts owing pursuant to said Note or in the payment of any other indebtedness secured hereby, or in the repayment of any disbursement authorized by the terms of this Mortgage and actually made by any holder of the same, and such default shall continue for ten (10) days after notice thereof has been mailed to Mortgagor, or in the performance or observance of any covenant, condition or agreement herein or in said Note contained or in the performance or observance of the terms of any other obligation owed by Mortgagor to Mortgagee and such default shall continue for thirty (30) days after written notice of default has been mailed to Mortgagor, unless the Mortgagee determines that such default cannot be cured within thirty (30) days and that the Mortgagor is proceeding promptly and diligently to cure such default; or if the Mortgagor then holding title to all or any part of the mortgaged property (or any of them, if there be more than one) shall be adjudicated a bankrupt or an insolvent or shall file or have filed against it (unless the same is dismissed within sixty (60) days of its filing) any petition or answer seeking relief as a debtor under any law for the relief or aid of debtors or shall enter into any arrangement or composition with creditors; or if a receiver shall be appointed with respect to the property herein described; or if the mortgaged property or any part thereof shall be seized or levied upon under any legal process or under claim of legal right; then in each such event the whole amount of all indebtedness owing by or chargeable to the Mortgagor under any provision of this Mortgage or intended to be secured hereby shall, at the option of the Mortgagee, become at once due and payable without notice (any provision or terms thereof to the contrary notwithstanding), and any delay or failure on the part of the Mortgagee thereto shall not comprise a waiver of that option as to that or any subsequent default by Mortgagee. In each such event, with or without foreclosure, the Mortgagee shall have the immediate right to receive and collect all rents, income and profits from the property hereby mortgaged whether then due or accrued or to become due and said rents, income and profits are hereby assigned to the Mortgagee and said Mortgagee is hereby irrevocably appointed the attorney-in-fact of the Mortgagor in the name of the Mortgagor, or in the name of the Mortgagee, to demand, sue for, collect, recover and receive all such rents, income and profits, to compromise and settle claims for rents, income or profits upon such terms and conditions as to the Mortgagee may seem proper, or to enter into, renew or terminate leases or tenancies, and the Mortgagee may, in the sole discretion of the Mortgagee, foreclose this Mortgage: (a) by civil action, with the immediate right to a receivership with the aforesaid powers upon ex parte order and without bond pending foreclosure; (b) by judicial action or power of sale, with or without entry and possession, by advertisement and sale of all or any portion or portions of the mortgaged property, either as a whole or in parcels or units, and on such terms as to payment and credit, partial credit and security for payment as the Mortgagee may approve, having first given notice as required by law, at public auction in Kana, State of Hawaii, unless at the time of such sale the law requires, notwithstanding this provision, that the sale be held elsewhere, in which event such sale shall be held wherever required by such law, and may either in the name of the Mortgagee or as the attorney-in-fact of the Mortgagor for such purpose hereby irrevocably appointed, give valid receipts for the purchase money and effectually assign, transfer and convey the property so sold to the purchaser or purchasers absolutely and forever; or (c) by any other remedy then provided by law. Any foreclosure shall forever bar the Mortgagor and all persons claiming under the Mortgagor from all right, title and interest in said property at law and in equity, notwithstanding any provision of law to the contrary now existing or hereafter enacted, the Mortgagor expressly waiving the benefits thereof, and no foreclosure sale shall impair or affect the lien of this Mortgage on any portion of the mortgaged property remaining or any other remedy of the Mortgagee for the recovery of any indebtedness remaining after application of said monies. Out of the proceeds of any foreclosure sale, the Mortgagee may deduct all costs and expenses of any remedy pursued, including reasonable attorneys' fees, may pay and discharge any lien, either prior or junior to this Mortgage, on said property and retain or be awarded all sums necessary to repay advances authorized hereunder and to satisfy all indebtedness of the Mortgagor to the Mortgagee whether or not then due, rendering to the Mortgagor the surplus, if any, provided that, in the event that there exists any contingent liability of the Mortgagor because of said sale, at the time of said sale, any surplus shall be retained by the Mortgagee in trust, in the estimated amount of that liability, until the liability is satisfied or terminated. If such proceeds shall be insufficient to discharge the foregoing in full, the Mortgagee may have any other legal recourse against the Mortgagor and Borrower for the deficiency as permitted by applicable law. This Mortgage shall not prevent nor be deemed to prevent the Mortgagee, in the event of default, from pursuing any other remedy whatsoever against the Mortgagor or Borrower for the collection of the indebtedness hereby secured and interest thereon and the Mortgagee may, at the option of the Mortgagee, pursue any other course to collect said indebtedness and interest thereon and resort to any assets of the Mortgagor or Borrower whatsoever without first resorting to, and without prejudice to the right to later resort to, the mortgaged property pursuant hereto;

(D) That any and all advances made by the Mortgagee to or for the account of the Mortgagor after the date hereof, together with interest thereon, shall be secured by this Mortgage, and all of the covenants and agreements in this Mortgage contained shall apply to such further advances as well as to all other indebtedness secured hereby, whether or not at the time such advance or advances are made there shall be then any outstanding indebtedness owing by the Mortgagor to the Mortgagee, unless a release of this Mortgage shall have been executed by the Mortgagee prior to the time of such advance or advances;

(E) That in the event the Mortgagee shall engage an attorney either to enforce this Mortgage, whether or not an action is commenced, or to collect the indebtedness or disbursements secured hereby, or any part thereof, whether by foreclosure of this Mortgage or otherwise and whether or not such proceedings are subsequently abandoned, there shall become due, and the Mortgagor agrees to pay in addition to the cost and charges allowed by law, a reasonable sum as and for any attorneys' fees and costs of collection as an additional indebtedness hereunder, together with interest from the date those costs, charges and fees are paid by the Mortgagee, at the rate specified in Paragraph (A) above, and it is agreed that this Mortgage shall stand as security therefor;

(F) That in the event of a sale of said property or any part or parts thereof under and by virtue of the default provisions of this Mortgage, the purchaser or purchasers thereof shall have immediate and peaceable possession of the same and that if the Mortgagor remains in possession after the effective date of such sale such possession shall be construed as a tenancy at sufferance only, giving unto the purchaser all remedies, by way of summary possession or otherwise, conferred by law in such case;

(G) That until any default, the Mortgagor may hold and enjoy the mortgaged property and receive the rents, income and profits thereof; that in the event the ownership of or any interest in the mortgaged property, or any part thereof, becomes vested in a person other than the Mortgagor, the Mortgagee may, without notice to the Mortgagor or any intervening successor, deal with a successor or successors-in-interest with reference to this Mortgage, and the debt hereby secured, in the same manner as with the Mortgagor without discharging or in any way affecting the liability of the Mortgagor or any successor or successors-in-interest hereunder or upon any indebtedness hereby secured, and the Mortgagor (and each of them if there be more than one) and any successor-in-interest to the whole, or any part of the mortgaged property, hereby waive diligence, presentment, demand and notice of dishonor and consent to extensions of time, surrender or substitution of security, failure to apply deposit or other forbearance, without notice, with respect to any indebtedness hereby secured, such waiver or consent to be effective regardless of whether or not he, she, it or they is or are at such time the owner or owners of the mortgaged property;

(H) That in the event of a continuing default hereunder and on demand of the Mortgagee, in addition to payments of principal and interest payable under the terms of all notes or other indebtedness secured hereby, the Mortgagor will pay monthly to the Mortgagee, a sum equal to the taxes, assessments, lease rentals and hazard insurance premiums next due with respect to the mortgaged property or any interest therein and required hereby to be paid by Mortgagor (all as estimated by the Mortgagee), less all sums already paid therefor, divided, in each case, by the number of months to elapse before one month prior to the date when each such tax, assessment, rental or premium will become delinquent, such payments to satisfy to the extent thereof the obligations hereunder of the Mortgagor with respect to such payments and such sums to be held by the Mortgagee in trust to pay said taxes, assessments, lease rentals and premiums before the same become delinquent; it being further covenanted and agreed by the Mortgagor that, if the total of the payments made by the Mortgagor to the Mortgagee with respect to taxes, assessments, lease rentals and hazard insurance premiums shall not be sufficient to pay all taxes, assessments, lease rentals of every kind and premiums on hazard insurance due with respect to the mortgaged property or any interest therein and required hereby to be paid by the Mortgagor when the same shall become due and payable, then the Mortgagor shall pay any amount necessary to make up the deficiency on or before the date when the payment of such taxes, assessments, lease rentals and hazard insurance premiums shall be due; and it being further agreed that in the event that the entire indebtedness secured hereby shall be paid in full or this Mortgage shall be foreclosed as herein provided, then, and in any such event, any balance remaining in the funds accumulated by the Mortgagee with respect to such taxes, assessments, lease rentals and hazard insurance premiums shall be credited to the account of the Mortgagor; provided that no such demand shall be made unless this Mortgage shall be in default;

(I) That the Mortgagee or any person in behalf of the Mortgagee may be the purchaser at any foreclosure sale, and no purchaser shall be answerable for the application of the purchase money; that the Mortgagee shall have the right to enforce one or more remedies hereunder or any other lawful remedy the Mortgagee may have, successively or concurrently, including the right to foreclose this Mortgage with respect to any portion of the mortgaged property without thereby impairing the lien of this Mortgage on the remainder of the mortgaged property or affecting the remedies of the Mortgagee available with respect thereto; that the Mortgagee shall have the right and is hereby expressly authorized to make application of any payments made to the Mortgagee, and any rents, income and profits collected by the Mortgagee upon any indebtedness of the Mortgagor to the Mortgagee as provided herein regardless of the date thereof; that acceptance of any payment by the Mortgagee shall not be deemed a waiver of any default of the Mortgagor then existing, except to the extent cured by such payment, nor as a waiver of any right to declare all indebtedness secured hereby at once due and payable because of any default then existing and not cured by such payment; that as to any lease, grant of easement or other instrument referred to herein under which the Mortgagor has an estate or interest which is less than fee simple absolute, the term "mortgaged property" and similar terms shall include such indenture of lease, grant of easement or other instrument and all extensions thereof and amendments thereto, and all of the estate, right, title and interest of the Mortgagor in and to the property covered thereby and in and to all tenements.• hereditaments, rights, easements, privileges and appurtenances belonging or in anyway appertaining to such property, and in and to all buildings, structures, fixtures and other improvements now on and all which may hereafter be on such property; that the terms "advances", "costs" and "expenses", wherever herein used, shall include reasonable attorneys' fees and recording fees whenever incurred; that the term "indebtedness" and similar terms as used herein shall mean and include all notes, loans, advances, interest, claims, demands, obligations and liabilities whatsoever, however arising, and whether owing by the Mortgagor (or any of them if there be more than one) individually or jointly with others, and whether absolute or contingent, liquidated or unliquidated and whenever contracted, accrued or payable; that where there is more than one Mortgagor, all obligations hereunder shall be binding upon them jointly and severally; that where the Mortgagor is married, the execution hereof by the spouse shall bind the spouse individually and constitute a quitclaim and release to the Mortgagee of all interest of the spouse in the mortgaged property by way of dower, curtesy, community property or otherwise and that these presents shall be equally binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Mortgagor and the Mortgagee, respectively, and shall be so construed that wherever applicable with reference to any of them the use of the singular number shall include the plural number, the use of the plural number shall include the singular number, and the use of any gender shall include either or both of the other genders;

(J) That the Mortgagor, upon request made either personally or by mail, shall certify, by a writing duly acknowledged, to the Mortgagee, or to any proposed assignee of this Mortgage, the amount of principal and interest then owing on this Mortgage and whether any offsets or defenses exist against the Mortgage debt, within six (6)  days in case the request is made personally, or within ten (10) days after the mailing of such request in case the request is made by mail;

(K) That all notices, demands or documents which are required or permitted to be given or served hereunder shall be in writing and personally delivered or sent by registered or certified mail addressed as follows:

To:	CYANOTECH CORPORATION

            73-4460 Queen Kaahumanu Highway, Suite 102

             Kailua-Kona, Hawaii     96740

                                                            with a copy to: Gregory Nasky

                                                                                       Goodsill Anderson_Quinn & Stifel LLP

                                                                                       999 Bishop Street, Suite 1600

                                                                                       Honolulu, Hawaii      96813

To:	FIRST FOUNDATION BANK

            18101 Von Karman Avenue, Suite 750

            Irvine, California      92612

Such addresses may be changed from time to time by the addressee by serving notice as provided above. Service of such notice or demand shall be deemed complete upon the earlier of the date of actual delivery or the third day after the date of mailing if mailed in Hawaii;

(L) That in the event of the adoption or amendment, after the date of this instrument, of any law of the State of Hawaii, other than a law providing for the imposition of a tax on, according to, or measured by income, which in any way shall change the manner of taxation or of the collection of taxes on mortgages or debts secured by mortgages to the end that directly or indirectly Mortgagee shall be required to pay on account of this Mortgage or the indebtedness secured hereby any tax other than taxes of the kind or character now imposed by the laws of the State of Hawaii and other than a tax on, according to, or measured by income, the holder of this Mortgage, at any time after such adoption or amendment of such law, may give written notice to Mortgagor that the said holder elects to have the indebtedness secured by this Mortgage become due and payable six (6) months from the giving of such notice unless Mortgagor, within the said six (6) months' period, shall agree in writing to pay the amount of such new taxes; and in the event Mortgagor, within such six (6) months' period, so agrees to pay the amount of such new taxes, such agreement of Mortgagor shall be deemed from the date thereof to be a covenant and obligation of Mortgagor under this Mortgage for all purposes, and in the event Mortgagor fails within said six (6) months' period to so agree to pay such new taxes, the indebtedness secured by this Mortgage shall become due and payable upon the last day of the six (6) months' period. If at any time Mortgagor's agreement to pay the amount of such new taxes shall be prohibited by law or the payment of the same by Mortgagor would make the transaction usurious, then the indebtedness secured hereby shall become due and payable six (6) months after the giving of written notice by the holder of this Mortgage and the Note secured hereby that it elects to have the indebtedness secured hereby become due and payable;

(M) That this Mortgage is governed by and shall be construed in accordance with the laws of the State of Hawaii;

(N) If any of the property subject to this Mortgage shall be conveyed or assigned by the Mortgagor to any other party, or if substantially all of the property described in Exhibit "A" shall be leased for a term longer than five (5) years, or if the Mortgagor shall agree to make such lease, conveyance or assignment then, unless the Mortgagee shall in writing accept the written undertaking of the said other party to assume and discharge all obligations of this Mortgage and discharge the Mortgagor from further liability with respect thereto, which decision shall be based solely on reasonable banking standards then in effect, all of the indebtedness hereby secured shall at once become due and payable at the option of the Mortgagee (any provision or term thereof to the contrary notwithstanding), and delay or failure on the part of the Mortgagee to demand such payments shall not prejudice the Mortgagee's right thereto;

(O) With respect to environmental matters which may have, which may now, or which may in the future affect Mortgagor and/or the mortgaged property, Mortgagor makes the following representations, warranties and agreements which shall survive any foreclosure of the mortgaged property and the payoff of the indebtedness secured hereby:

(1) Environmental and Industrial Hygiene Compliance. Mortgagor represents and warrants that, as of the date of this Mortgage, the mortgaged property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the mortgaged property, including, but not limited to, soil and groundwater conditions. Mortgagor further represents and warrants that, to the best of its knowledge, no third party has used, generated, manufactured, stored or disposed of on, under or about the mortgaged property, or transported to or from the mortgaged property any flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials ("Hazardous Materials") in violation of applicable law. Hazardous Materials shall include, but shall not be limited to, substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9657; the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 U.S.C. Sections 5101 et seq.; and the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901-6992; Clean Water Act; Clear Air Act; Toxic Substances Control Act; Safety of Public Water Systems Act, as amended or modified from time to time, and any similar state or local laws, ordinances and all regulations now or hereafter promulgated or published.

(2) Hazardous Materials Disclosure.     Mortgagor represents and warrants that, during the period of its ownership of the mortgaged property, there has been no disposal, release or threatened release of Hazardous Materials on, from or under the mortgaged property in violation of applicable law. Mortgagor further represents and warrants that it has no knowledge of any presence, disposal, release or threatened release of any Hazardous Materials on, from or under the mortgaged property in violation of applicable law that may have occurred prior to its acquisition of title to the mortgaged property.

(3) No Hazardous Waste Litigation.    Mortgagor represents and warrants that, during the period of its ownership of the mortgaged property, there has been no litigation or administrative enforcement actions or proceedings brought or threatened to be brought, nor have any settlements been reached by or with any party or parties, public or private, concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under the mortgaged property.

(4) Indemnification Related to Hazardous Materials. Mortgagor agrees to indemnify and hold Mortgagee, its directors, officers, employees, agents and any successors, harmless from and against any and all claims, damages and liabilities arising in connection with the presence, use, storage, disposal or transporting of any Hazardous Materials on, under, to, from or about the mortgaged property. Mortgagee shall have the right to join and participate in any such legal proceedings, and Mortgagor agrees to pay any attorneys' fees and costs which may be incurred by Mortgagee.

(5) Notices Concerning Hazardous Materials Violations. Mortgagor agrees to immediately advise Mortgagee in writing of (a) any and all enforcement, cleanup, remedial, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state or local laws, ordinances or regulations relating to any Hazardous Materials affecting the mortgaged property; and (b) all claims made or threatened by any third party against Mortgagor or the mortgaged property relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

(P) Anything to the contrary notwithstanding, this Mortgage and the rights of the Mortgagee hereunder and its interests in and to the mortgaged property are subject to that certain senior mortgage referred to in Exhibit "A" attached hereto; and this Mortgage is made upon the express condition that if any default shall be made in the payment of any indebtedness or other obligation secured by or in the performance or observance of any covenant or condition contained in said senior mortgage, then the entire unpaid balance of all indebtedness secured by this Mortgage, together with interest thereon, shall, at the option of the Mortgagee hereof, at once become due and payable and this Mortgage may be foreclosed at the option of the Mortgagee as if default had been made in the performance of these presents; and this Mortgage is made upon the further express condition that the Mortgagee hereof has the right, at its option, to make payments or performance to said senior mortgagee of any indebtedness of other obligation secured by said senior mortgage in order to protect the Mortgagee's own position, and any sums so paid shall be deemed to be additional indebtedness from the Mortgagor to the Mortgagee and secured by this Mortgage.

(Q) ADA Compliance. So long as this Mortgage remains outstanding, the Mortgagor will, at its own cost and expense, in respect of the mortgaged property described in Exhibit A hereto: (i) comply with all requirements of the federal Americans With Disabilities Act ("ADA"), as amended from time to time, and the rules promulgated thereunder ("Rules"), to the extent applicable to the Mortgagor's ownership, management, operation, leasing, use, construction, reconstruction, repair, remodeling, rehabilitation or alteration of the mortgaged property described in Exhibit A hereto, or any part thereof; (ii) immediately provide to the Mortgagee written notice (and immediately provide to the Mortgagee copies) of any and all notices of actual, potential or alleged violations under the ADA or Rules and any and all governmental investigations or regulatory actions instituted or threatened, regarding the ADA or Rules; and (iii) furnish to the Mortgagee, from time to time whenever reasonably requested by the Mortgagee, an ADA Compliance Assessment, in form reasonably acceptable to the Mortgagee, made by an architect or engineer having a good reputation for skill and experience in the field of ADA compliance and otherwise reasonably acceptable to the Mortgagee. In the event that a purchaser of the mortgaged property at foreclosure or by conveyance in lieu of foreclosure incurs any compliance expenses or other expenses (including reasonable fees of legal counsel) or liabilities as a result of the failure of the mortgaged property to comply with the requirements of the ADA and the Rules at the date of the purchaser's acquisition thereof, the Mortgagor shall indemnify the purchaser against all reasonable expenses and liabilities so incurred by the purchaser; and these indemnification provisions shall survive said foreclosure or conveyance in lieu of foreclosure.

(R) Compliance with and Preservation of Lease. (a) The Mortgagor will: (i) pay the rent reserved by the Lease more particularly described in Exhibit "A" attached hereto (the "Lease") as the same becomes due and payable; (ii) promptly perform and observe all of the covenants, conditions and agreements required to be performed and observed by the lessee under the Lease, and do all things necessary to preserve and keep unimpaired its rights thereunder; (iii) promptly notify the Mortgagee in writing of any default by the Mortgagor in the performance or observance of any of the covenants, conditions and agreements on the part of the lessee to be performed or observed under the Lease or of the occurrence of any event which, regardless of the lapse of time, would constitute a default thereunder; (iv) promptly notify the Mortgagee in writing of the giving of any notice by the lessor under the Lease of the default of the lessee thereunder in the performance or observance of any of the covenants, conditions and agreements on the part of the lessee to be performed or observed under the Lease and promptly cause a copy of each such notice given by the lessor to the lessee to be delivered to the Mortgagee; (v) promptly notify the Mortgagee in writing of the commencement of a proceeding under the federal bankruptcy laws by or against the Mortgagor or the lessor under the Lease; (vi) if any of the indebtedness secured hereby remains unpaid at the time when notice may be given by the lessee under the Lease of the exercise of any right to renew or extend the term of the same, promptly give notice to the lessor under the Lease of the exercise of such right of extension or renewal; (vii) in case any proceeds of insurance upon the Mortgaged Property or any part thereof are deposited with any person other than the Mortgagee pursuant to the requirements of the Lease, promptly notify the Mortgagee in writing of the name and address of the person with whom such proceeds have been deposited and the amount so deposited; (viii) promptly after the execution and delivery of this Mortgage, notify the lessor under the Lease in writing of the execution and delivery hereof and of the name and address of the Mortgagee and deliver a copy of this Mortgage to the lessor; and (ix) promptly notify the Mortgagee in writing of any request made by either party to the Lease to the other party thereto for arbitration or appraisal proceedings pursuant to the Lease, and of the institution of any arbitration or appraisal proceedings and promptly deliver to the Mortgagee a copy of the determination of the arbitrators or appraisers in each such proceeding.

(b) The Mortgagor will not surrender the Lease or the Mortgagor's leasehold estate and interest therein, nor terminate or cancel the Lease, and will not, without the prior written consent of the Mortgagee, modify, change, supplement, alter or amend the Lease, either orally or in writing, and as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants, conditions and agreements contained in this Mortgage and in the Lease, the Mortgagor hereby assigns to the Mortgagee all of its rights, privileges and prerogatives as lessee under the Lease to terminate, cancel, modify, change, supplement, alter or amend the Lease and any such termination, cancellation, modification, change, supplement, alteration or amendment of the Lease, without the prior written consent thereto by the Mortgagee, shall be void and of no force and effect. Without limiting the generality of the foregoing, the Mortgagor will not reject the Lease pursuant to 11 U.S.C. § 365(a), as amended, or any successor law, or allow the Lease to be deemed rejected by inaction and lapse of time, and will not elect to treat the Lease as terminated by the lessor's rejection of the Lease pursuant to 11 U.S.C. § 365(h)(l), as amended, or any successor law, and as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants, conditions and agreements contained in this Mortgage and in the Lease, the Mortgagor hereby assigns to the Mortgagee all of the rights, privileges and prerogatives of the Mortgagor and the Mortgagor's bankruptcy trustee to deal with the Lease, which rights may arise as a result of the commencement of a proceeding under the federal bankruptcy laws by or against the Mortgagor or the lessor under the Lease, and any exercise of such rights, privileges or prerogatives by the Mortgagor or the Mortgagor's bankruptcy trustee without the prior written consent thereto by the Mortgagee shall be void and of no force and effect.

As further security for the Mortgagee, the Mortgagor hereby agrees to deliver to the Mortgagee a copy of the Lease and all supplements thereto and amendments thereof, to be retained by the Mortgagee until the indebtedness secured hereby is fully paid, So long as there is no breach of or default under any of the covenants, conditions or agreements contained in this Mortgage to be performed by the Mortgagor, or in the performance by the Mortgagor of any of the covenants, conditions and agreements, in the Lease to be performed by the lessee thereunder, the Mortgagee shall have no right to terminate, cancel, modify, change, supplement, alter or amend the Lease. No release or forbearance of any of the Mortgagor's obligations as lessee under the Lease, whether pursuant to the Lease or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage, including, but not limited to, the Mortgagor's obligations with respect to the payment of rent as provided for in the Lease and the observance and performance of all of the covenants, conditions and agreements contained in the Lease to be observed and performed by the lessee thereunder. Unless the Mortgagee shall otherwise expressly consent in writing, the fee title to the premises demised by the Lease and the leasehold estate thereunder shall not merge, but shall always remain separate and distinct, notwithstanding the union of such estates either in the Mortgagor or in a third party by purchase or otherwise.

The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. For all purposes, including, without limitation, recordation, filing and delivery of this instrument, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

---THE NEXT PAGE IS THE SIGNATURE PAGE---

IN WITNESS WHEREOF, the Mortgagor, the Borrower and the Mortgagee have executed these presents on the day and year first above written.

FIRST FOUNDATION BANK	CYANOTECH CORPORATION, a Nevada corporation

By /s/ Christopher M. Naghibi	By /s/ Gerald Cysewski
CHRISTOPHER M. NAGHIBI	GERALD CYSEWSKI
Its EVP/Chief Credit Officer	Its Executive Vice President
Mortgagee

By /s/ Jolé Deal
JOLE DEAL Its Chief Financial Officer

Mortgagor/Borrower

NUTREX HAWAII, INC., a Hawaii corporation

By /s/ Gerald Cysewski GERALD CYSEWSKI Its Executive Vice President

By /s/ Jolé Deal JOLE DEAL Its Chief Financial Officer

Borrower

EXHIBIT"A"

THAT CERTAIN UNRECORDED SUBLEASE NO. K-4

SUBLESSOR:	NATURAL ENERGY LABORATORY OF HAWAII, A BODY CORPORATE AND A PUBLIC INSTRUMENTALITY OF THE STATE OF HAWAII ORGANIZED PURSUANT TO HAWAII REVISED STATUTES, CHAPTER 227D

SUBLESSEE:	CYANOTECH CORPORATION, A NEVADA CORPORATION

DATED:	DECEMBER 29, 1995

TERM:	THIRTY (30) YEARS, COMMENCING-ON JANUARY 1, 1996

THE FOREGOING UNRECORDED SUBLEASE NO. K-4 WAS AMENDED BY THE FOLLOWING:

UNRECORDED SUPPLEMENTAL AGREEMENT NO.1 TO AMEND SUBLEASE K-4 DATED NOVEMBER 21, 1996.

THE FOREGOING UNRECORDED SUBLEASE NO. K-4 AND UNRECORDED SUPPLEMENTAL AGREEMENT WERE SET FORTH BY THE FOLLOWING:

SHORT FORM SUBLEASE NO. K-4

EFFECTIVE AS OF:	DECEMBER 29, 1995
RECORDED:	DOCUMENT NO. 2000-056138

UNRECORDED SUPPLEMENTAL AGREEMENT NO.2 TO MODIFY SUBLEASE NO. K-4 DATED MARCH 9, 2012, BUT EFFECTIVE AS OF FEBRUARY 1, 2012. THE TERM OF THE SUBLEASE IS 40 YEARS COMMENCING JANUARY 1, 1996, UP TO DECEMBER 31, 2035, UNLESS SOONER TERMINATED.

THE REAL PROPERTY IN THE FOREGOING SUBLEASE AS AMENDED, BEING DESCRIBED AS FOLLOWS:

PARCEL FIRST:

ALL OF THAT CERTAIN PARCEL OF LAND SITUATE ON THE WESTERLY SIDE OF KEAHOLE AIRPORT AND THE EASTERLY SIDE OF THE ROADWAY TO THE NATURAL ENERGY LABORATORY AT KALAOA 1ST TO 4TH AND OOMA 1ST, NORTH KONA, ISLAND AND COUNTY OF HAWAII, STATE OF HAWAIT, BEING PARCEL H-1 A PORTION OF PARCEL "A" (C.S.F. NO. 19968) ALL OF LEASE PARCEL "G" AND PARCEL H-2 A PORTION OF LOT 9 A PORTION OF H.S.S. PLAT 315-A (C.S.F. NO. 19934), AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF THIS LEASED PARCEL OF LAND BEING ALONG THE EASTERLY SIDE OF THE MAIN ROADWAY TO THE NATURAL ENERGY LABORATORY, THE COORDINATES OF SAID POINT OF BEGINNING REFERRED TO GOVERNMENT SURVEY TRIANGULATION STATION "AKAHIPUU" BEING 9,099.64 FEET SOUTH AND 29,930.02 FEET WEST AND RUNNING BY AZIMUTHS MEASURED CLOCKWISE FROM TRUE SOUTH:

1.	213°	29'	15.0"	825.97	FEET ALONG LEASED PARCEL "A" TO A POINT;

2.	123°	29'	15.0"	249.34	FEET ALONG THE REMAINDER OF PARCEL "A" TO A POINT;

					THENCE, ALONG THE REMAINDER OF THE NATURAL ENERGY LABORATORY SITE, H.S.S. PLAT 315-A (C.S.F. NO. 19934) FOR THE FOLLOWING FOUR (4) COURSES;

3.	184°	50'	25.0"	974.90	FEET TO A POINT;

					THENCE, ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 440.00 FEET, THE CHORD AZIMUTH AND DISTANCE BEING:

4.	205°	30'	12.5"	310.53	FEET TO A POINT;

5.	226°	10'	00.0"	527.04	FEET TO A POINT;

6.	274°	50'	25.0"	749.21	FEET TO A POINT;

7.	4°	50'	25.0"	3,501.37	FEET ALONG THE WESTERLY SIDE OF KEAHOLE AIRPORT (C.S.F. NO. 19137) TO A POINT;

					THENCE, ALONG THE REMAINDER OF LOT 9, ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 435.00 FEET, THE CHORD AZIMUTH AND DISTANCE BEING:

8.	30°	13'	39.5"	373.00	FEET TO A POINT;

9.	55°	36'	54.0"	72.78	FEET ALONG THE REMAINDER OF LOT 9 TO A POINT;

10.	145°	36'	54.0"	1726.08	FEET ALONG THE EASTERLY SIDE OF THEMAIN ROADWAY TO THE NATURAL ENERGY LABORATORY TO A POINT;

11.	123°	29'	15.0"	86.79	FEET ALONG THE EASTERLY SIDE OF THE-"MAINROADWY- TO- THE- NATURAL ENERGY LABORATORY TO THE POINT OF BEGINNING AND CONTAINING AN AREA OF 90.067 ACRES, MORE OR LESS.

EXCEPTING ANY PORTION OF THE LAND CREATED BY ACCRETION AND ALSO ANY PORTION LYING BELOW THE SHORELINE AS DEFINED BY HAWAII LAW AND/OR CERTIFIED BY THE STATE OF HAWAII DEPARTMENT OF LAND AND NATURAL RESOURCES.

PARCEL SECOND:

EASEMENT "1-A" FOR ROADWAY PURPOSES. PARCEL THIRD:

EASEMENT "6" FOR UTILITY PURPOSES, SAID EASEMENT "6" BEING MORE PARTICULARLY DESCRIBED IN THAT CERTAIN SHORT FORM SUBLEASE NO. K-4 EFFECTIVE AS OF DECEMBER 29, 1995, RECORDED APRIL 26, 2000 AS REGULAR SYSTEM DOCUMENT NO. 2000-056138 OF OFFICIAL RECORDS.

SUBJECT, HOWEVER, to the following:

1.	Title to all mineral and metallic mines reserved to the State of Hawaii.

2.	Shoreline setback lines as they may be established by the State Land Use Commission or by the various Counties pursuant to the Hawaii Revised Statutes.

3.	Easement "2-A", for roadway purposes, as described in or disclosed by the Short Form Sublease No. K-4 recorded April 26, 2000 as Regular System Document No. 2000-056138 of Official Records.

4.	Easement "3", for electrical purposes, as described in or disclosed by the Short Form Sublease No. K-4 recorded April 26, 2000 as Regular System Document No. 2000-056138 of Official Records.

5.	Easement "5", for electrical purposes, as described in or disclosed by the Short Form Sublease No. K-4 recorded April 26, 2000 as Regular System Document No. 2000- 056138 of Official Records.

6.

An unrecorded State of Hawaii Department of Land and Natural Resources General Lease No. s5619 dated-July 13, 2001, executed by state of Hawaii ("LESSOR"); by its Board of Land and Natural Resources ("BOARD"), as Lessor, and Natural Energy Laboratory of Hawaii, a body corporate and politic and an instrumentality and agency of the State of Hawaii, as Lessee, for a term forty-five (45) years, commencing on July 3, 2011, up to and including July 2, 2045.

The foregoing unrecorded General Lease No. S-5619 was amended by Unrecorded Amendment of General Lease No. S-5619, dated December 11, 2006 and Second Amendment of General Lease No. S-5619, dated January 10, 2013.

7.	The failure to comply with any of the terms, provisions, conditions and reservation of that certain Sublease No. K-4, more particularly described herein.

8.

Terms and conditions as set forth in the Notice of Dedication, wherein Owner/Lessor: State of Hawaii, by its Board of Land and Natural Resources, Lessee/Sublessor: Natural Energy Laboratory of Hawaii, a body corporate and a public Instrumentality of the State of Hawaii and Sublessee: Cyanotech Corporation, a Nevada corporation dedicates the premises described herein for nonspeculative residential use for a period of ten years effective. Said Notice recorded February 26, 2008 as Regular System Document No. 2008-028149 of Official Records.

9.	The terms and provisions contained in the document entitled "Nondisturbance and Attornment Agreement" recorded October 27, 2008 as Regular System Document No. 2008-165170 of Official Records.

10.	A mortgage to secure an original principal indebtedness of $5,500,000.00, and any other amounts or obligations secured thereby.

Dated:	August 14, 2012

Mortgagor:	Cyanotech Corporation, a Nevada corporation
Mortgagee:	Pacific Rim Bank, a Hawaii corporation

Recorded September 07, 2012 as Regular System Document No. A-46330408 of Official Records.

A Consent to Mortgage of Sublease No. K-4 under General Lease No. S-5619 thereto given by State of Hawaii, by the Board of Land and Natural Resources, acting pursuant to Section 171-22, Hawaii Revises Statutes, as amended recorded September 07,2012 as Regular System Document No. A-46330412 of Official Records.

Sublessor's Consent to Mortgage of Sublease K-4; Estoppel Certificate and Subordination Agreement Recorded September 24,2012 as Regular System Document No. A-46500120 of Official Records.

11.

The Assignment of Lessor's Interest in Leases and Rents, as additional security for the payment of the indebtedness in the amount of $5,500,000.00, which was recorded September 07,2012 as Regular System Document No. A-46330409 of Official Records.

12.	A financing statement

Debtor:	Cyanotech Corporation, a Nevada corporation
Secured Party:	Pacific Rim Bank

Recorded September 07, 2012 as Regular System Document No. A-46330410 of Official Records.

13.	A financing statement

Debtor:	Nutrex Hawaii, Inc., a Hawaii corporation
Secured Party:	Pacific Rim Bank

Recorded September 07,2012 as Regular System Document No. A-46330411 of Official Records.

14.	The terms and provisions contained in the Estoppel Certificate recorded September 07, 2012 as Regular System Document No. A-46330413 of Official Records.

TOGETHER, ALSO, with all of Mortgagor's rights, easements, privileges and appurtenances thereto belonging, and all the rents, issues, profits and proceeds thereof, and all of the estate, right, title and interest of the Mortgagor, both at law and in equity, in said property.

END OF EXHJBIT "A"

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